UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2009

Integra Bank Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-13585	35-1632155
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21 SE Third Street, Evansville, Indiana		47708
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	812-464-9677

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On September 18, 2009, the Integra Bank Corporation (the "Corporation") announced that its Board of Directors suspended the payment of cash dividends on the Company's common stock for an indefinite period. The quarterly dividend had previously been $0.01 per share. A copy of a press release announcing the change in dividend policy is included as Exhibit 99.1 and is incorporated by reference.

The Company has made informal commitments to the Federal Reserve Bank of St. Louis ("Reserve Bank") in the form of a memorandum of understanding. Pursuant to the memorandum, the Company has agreed not to pay any dividends on outstanding shares or interest or other sums on outstanding trust preferred securities without the prior written approval of the Reserve Bank.

Prior to entering into the memorandum, the Company requested the Reserve Bank to approve the payment of interest in the amount of $496,915 on an issue of trust preferred securities that is payable this month. The Reserve Bank approved the Company's request. The Company also requested the Reserve Bank's approval to pay dividends on the Company's outstanding series of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, held by the U.S. Department of Treasury. Approximately $1,045,000 in dividends on the preferred shares will be payable in November 2009. The Reserve Bank has advised the Company it will consider such request after reviewing the capital plan of Integra Bank N.A.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibit

99.1 Press Release dated September 18, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integra Bank Corporation

September 18, 2009	By:	Martin M. Zorn

Name: Martin M. Zorn
Title: Chief Operating Officer and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated September 18, 2009